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Destination XL Group, Inc. Reports Third-Quarter 2016 Financial Results

Opens 200th DXL store; Company updates guidance

CANTON, Mass., November 18, 2016 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's apparel, today reported operating results for the third quarter of fiscal 2016.

Third-Quarter Fiscal 2016 Highlights

•	Total sales increased 2.3%, inclusive of comparable sales growth of 0.9%, a 2-year stack of 5.2%
•	DXL retail stores delivered positive 2.3% comparable sales growth, a 2-year stack of 11.5%
•	Net loss narrowed to $(4.5) million, compared with $(5.5) million in the prior-year quarter
•	EBITDA increased 57% to $3.9 million from $2.5 million in the prior-year quarter

Management Comments

“We delivered another quarter of positive comparable sales growth,” said President and CEO David Levin. “Despite a very difficult retail environment, our DXL stores continue to perform, registering comparable sales growth of 2.3%, driven by increases in both transactions and average spend per guest. We also continue to grow EBITDA, delivering a year-over-year improvement of 57%. Heading into the fourth quarter, our inventories are in excellent shape, and we are well positioned to capitalize on the coming holiday shopping season,” Levin said.

“The DXL transformation remains on track, as we opened 13 new stores in the third quarter. We continue to see very strong cash-on-cash returns from our new DXL stores, and we are very excited to have reached a major milestone with the opening of our 200th DXL store, in Oxnard, California.”

“We continually look to maximize the return we achieve on every dollar we spend, and that scrutiny is heightened in a difficult retail environment such as the one we are experiencing. Because of this disciplined approach, we have decided not to spend advertising dollars on television in the fourth quarter. Our marketing campaign in the fourth quarter will consist of radio, digital and social media, and we will continue to evaluate the use of television in the future. The lack of television exposure, coupled with the delayed arrival of cold weather, is leading us to a more cautious outlook for sales and EBITDA. However, we are still maintaining our adjusted earnings guidance of breakeven to $(0.05) per share,” Levin concluded.

Third-Quarter 2016 Results

Sales

For the third quarter of fiscal 2016, total sales rose 2.3% to $101.9 million from $99.6 million in the third quarter of fiscal 2015. The increase of $2.3 million in total sales was primarily driven by a comparable sales increase of $1.1 million, or 2.3%, from the Company’s DXL stores. On a comparable basis, total transactions in the Company’s DXL stores were up 1.8% over the prior-year’s third quarter. Sales per square foot for the DXL retail stores, on a rolling 12-month basis, increased to $182 from $174 for the prior-year quarter.

Gross Margin

For the third quarter of fiscal 2016, gross margin, inclusive of occupancy costs, was 44.4%, compared with gross margin of 45.0% for the third quarter of fiscal 2015. The decrease of 60 basis points was the result of a 30-basis-point decrease in merchandise margin and a 30-basis-point increase in occupancy costs as a percentage of total sales. The decrease in merchandise margin was primarily due to a shift in the timing of clearance markdowns. The increase in occupancy costs was due to occupancy expense increasing at a greater percentage than sales. On a dollar basis, occupancy costs for the third quarter increased approximately 4.0% over the prior-year’s third quarter, primarily as a result of an increase in total square footage.

Selling, General & Administrative

SG&A expenses for the third quarter of fiscal 2016 were 40.6% of sales, compared with 42.6% in the third quarter of fiscal 2015. On a dollar basis, SG&A expense declined $1.0 million from the same quarter of the prior year, primarily due to decreases in advertising costs and incentive accruals, which were partially offset by increased store payroll and medical benefits costs.

Net Loss

Net loss for the third quarter of fiscal 2016 was $(4.5) million, or $(0.09) per diluted share, compared with a net loss of $(5.5) million, or $(0.11) per diluted share, for the third quarter of fiscal 2015. On a non-GAAP basis, assuming a normalized tax rate of 40%, adjusted net loss for the third quarter of fiscal 2016 and fiscal 2015 was $(0.05) and $(0.07) per diluted share, respectively.

EBITDA

Earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure, for the third quarter of fiscal 2016 were $3.9 million, compared with $2.5 million for the third quarter of fiscal 2015. The improvement was driven by an increase in sales from the same quarter of the prior year and a decrease in SG&A expenses.

Cash Flow

Cash Flow provided by operations for the first nine months of fiscal 2016 was $8.1 million, compared with cash flow used for operations of $(5.0) million for the same period of fiscal 2015. Capital expenditures for the first nine months of fiscal 2016 of $21.8 million consisted of $16.0 million for new

DXL stores and $5.8 million for infrastructure projects. Capital expenditures for the first nine months of fiscal 2015 of $25.3 million consisted of $17.3 million for new DXL stores and $8.1 million for infrastructure projects. Free cash flow, before DXL capital expenditures, a non-GAAP measure, improved $15.4 million from the first nine months of fiscal 2015. Certain amounts in the following table may not foot due to rounding:

	For the nine months ended
(in millions)	October 29, 2016	October 31, 2015
Cash flow from operating activities (GAAP basis)(1)	$8.1	$(5.0)
Capital expenditures, infrastructure projects	(5.8)	(8.1)
Free Cash Flow, before DXL capital expenditures	$2.3	$(13.1)
Capital expenditures for DXL stores	(16.0)	(17.3)
Free Cash Flow (non-GAAP basis)	$(13.7)	$(30.4)

The Company believes it is important to distinguish between capital expenditures for DXL stores, which is a discretionary investment, and capital expenditures for infrastructure projects. Capital expenditures on all new DXL stores are subject to demanding ROIC (“Return on Invested Capital”) hurdles, and the achievement of these hurdles has been a significant contributor to the Company’s continued improvement in EBITDA. Management believes free cash flow before DXL capital expenditures is an important metric, because it demonstrates DXL’s ability to strengthen liquidity while also contributing to the funding of DXL store growth.

Non-GAAP Measures

EBITDA, adjusted net loss per share, free cash flow and free cash flow before DXL capital expenditures are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At October 29, 2016, the Company had cash and cash equivalents of $6.3 million. Total debt at October 29, 2016 was $83.3 million. Total debt consisted of $62.4 million outstanding under the Company’s credit facility, net of unamortized debt issuance costs, and approximately $20.9 million outstanding under its term loan and equipment financing notes, net of unamortized debt issuance costs. At October 29, 2016, the Company had $52.4 million of excess availability under its credit facility.

Inventory was $128.2 million at October 29, 2016, compared with $125.0 million at January 30, 2016 and $133.3 million at October 31, 2015. The decrease in inventory compared with last year’s third quarter is due to inventory initiatives to improve timing of receipts and weeks of supply on hand. Clearance inventory represented 9% of total inventory for both the third quarter of fiscal 2016 and the third quarter of fiscal 2015.

Retail Store Information

For the third quarter of fiscal 2016, the Company opened 13 new DXL stores, which included 1 outlet:

	Year End 2014		Year End 2015		At October 29, 2016		Year End 2016E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	138	1,179	166	1,369	188	1,513	191	1,534
DXL outlets	2	12	9	45	12	60	13	66
CMXL retail	157	557	125	443	108	385	96	337
CMXL outlets	48	153	40	126	39	123	36	113
Rochester Clothing	8	74	5	51	5	51	5	51
Total	353	1,975	345	2,034	352	2,132	341	2,101

Fiscal 2016 Outlook

The Company is reducing its sales and EBITDA guidance for fiscal 2016, given its decision to eliminate its television campaign in the fourth quarter of fiscal 2016.  The Company believes that the cost of a television campaign would outweigh any incremental sales growth in this difficult retail environment.  This decision is expected to have a short-term negative impact on sales in the fourth quarter of fiscal 2016, but the Company maintains its earnings guidance, on a GAAP basis, of breakeven to $(0.09) per share and its expectations to generate positive free cash flow in fiscal 2016.

The Company now expects:

•

Total sales of $451.0 to $457.0 million with a total comparable sales increase in the range of 1.0% to 2.0% (a decrease from previous guidance of $457.0 to $463.0 million, with a comparable sales increase in the range of 2.0% to 4.0%).

•

A net loss of $4.4 million, or $(0.09) per diluted share, to breakeven (unchanged). On a non-GAAP basis, an adjusted net loss of $2.6 million, or $(0.05) per diluted share, to breakeven (unchanged). This guidance is presented on a non-GAAP basis for comparative purposes to fiscal 2015 earnings, assuming a normal tax benefit of approximately 40%. The Company expects to continue to provide a full valuation allowance against its deferred tax assets in fiscal 2016 and will not recognize any income tax benefit on its operating loss in fiscal 2016.*

•	Gross profit margin of approximately 46.0% (a decrease from previous guidance of 46.2% to 46.5%).
•	EBITDA in the range of $30.0 to $33.0 million (a decrease from previous guidance of $31.0 to $35.0 million).*
•

To open approximately 25 DXL retail stores and 4 DXL outlet stores and close approximately 29 Casual Male XL retail stores and 4 Casual Male XL outlet stores (a change from previous guidance of opening 28 DXL retail stores and 3 DXL outlet stores and closing approximately 26 Casual Male XL retail stores and 3 Casual Male XL outlet stores).

•	Capital expenditures of approximately $30.0 million in fiscal 2016, with approximately $20.6 million invested in new DXL stores (unchanged).
•	Borrowings at the end of fiscal 2016 in the range of $60.0 to $66.0 million (an increase from previous guidance of $59.0 to $64.0 million).
•

Free cash flow before DXL capital expenditures of approximately $24.6 to $28.6 million (a decrease from previous guidance of $25.6 to $30.6 million), resulting in total free cash flow in the range of $4.0 to $8.0 million (a decrease from previous guidance of $5.0 to $10.0 million).*

* Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

Conference Call

The Company will hold a conference call to review its financial results today, Friday, November 18, 2016 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (888) 587-0615. Please reference conference ID:  2483996. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including EBITDA, adjusted net loss per diluted share, free cash flow and free cash flow before DXL capital expenditures. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net loss, loss per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) is useful to investors in evaluating its performance. With the significant capital investment associated with the DXL transformation and, therefore, increasing levels of depreciation and interest, management uses EBITDA as a key metric to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net loss is not reflective of earnings assuming a “normal” tax position. Adjusted net loss provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 40%.

Free cash flow and free cash flow before DXL capital expenditures are metrics that management uses to monitor liquidity. The Company has stated that beginning in fiscal 2016 it expects to fund its ongoing DXL capital expenditures with cash flow from operations. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while also contributing to the funding of the DXL store growth. Free cash flow is calculated as cash flow from operating activities, less capital expenditures, and excludes the mandatory and discretionary repayment of debt. Free cash flow before DXL capital expenditures is calculated as free cash flow with DXL capital expenditures added back.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest omni-channel specialty retailer of big & tall men's apparel with store locations throughout the United States and London, England. The retailer operates under five brands: Destination XL®, Casual Male XL, Rochester Clothing, ShoesXL and LivingXL. The Company also operates e-commerce sites at www.destinationxl.com and www.bigandtall.com. With more than 2,000 private label and name brand styles to choose from, big and tall customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to cash flows, gross profit margins, store counts, capital expenditures, debt levels, sales, EBITDA, and earnings for fiscal 2016, the expected impact of inventory management improvements on working capital in fiscal 2016, the Company’s ability to execute on its strategic plan and the effectiveness of the Destination XL concept. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 18, 2016, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, its ability to predict customer tastes and fashion trends, its ability to forecast sales growth trends  and its ability to compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the nine months ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
Sales	$101,871	$99,625	$327,637	$318,177
Cost of goods sold including occupancy	56,633	54,761	177,790	171,191
Gross profit	45,238	44,864	149,847	146,986

Expenses:
Selling, general and administrative	41,383	42,414	129,051	131,004
Depreciation and amortization	7,494	7,076	22,363	20,526
Total expenses	48,877	49,490	151,414	151,530

Operating loss	(3,639)	(4,626)	(1,567)	(4,544)

Interest expense, net	(779)	(783)	(2,346)	(2,290)

Loss before provision for income taxes	(4,418)	(5,409)	(3,913)	(6,834)
Provision for income taxes	34	63	126	191

Net loss	$(4,452)	$(5,472)	$(4,039)	$(7,025)

Net loss per share - basic and diluted	$(0.09)	$(0.11)	$(0.08)	$(0.14)

Weighted-average number of common shares outstanding:
Basic	49,552	49,116	49,532	49,072
Diluted	49,552	49,116	49,532	49,072

DESTINATION XL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
October 29, 2016, January 30, 2016 and October 31, 2015
(In thousands)
Unaudited

	October 29,	January 30,	October 31,
	2016	2016	2015
ASSETS

Cash and cash equivalents	$6,344	$5,170	$5,600
Inventories	128,181	125,014	133,312
Other current assets	17,322	12,975	15,567
Property and equipment, net	125,480	124,962	126,768
Intangible assets	2,333	2,669	2,823
Other assets	3,933	3,557	4,050
Total assets	$283,593	$274,347	$288,120

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$100,572	$103,147	$101,001
Long-term debt	20,913	26,158	27,984
Borrowings under credit facility	62,358	41,984	55,866
Deferred gain on sale-leaseback	13,555	14,654	15,020
Stockholders' equity	86,195	88,404	88,249
Total liabilities and stockholders' equity	$283,593	$274,347	$288,120

Certain columns in the following tables may not foot due to rounding

GAAP TO NON-GAAP RECONCILIATION OF EBITDA

	For the three months ended		For the nine months ended
	October 29, 2016	October 31, 2015	October 29, 2016	October 31, 2015
(in millions)
Net loss (GAAP basis)	$(4.5)	$(5.5)	$(4.0)	$(7.0)
Add back:
Provision for income taxes	0.0	0.1	0.1	0.2
Interest expense	0.8	0.8	2.3	2.3
Depreciation and amortization	7.5	7.1	22.4	20.5
EBITDA (non-GAAP basis)	$3.9	$2.5	$20.8	$16.0

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET LOSS

	For the three months ended				For the nine months ended
	October 29, 2016		October 31, 2015		October 29, 2016		October 31, 2015
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net loss (GAAP basis)	$(4,452)	$(0.09)	$(5,472)	$(0.11)	$(4,039)	$(0.08)	$(7,025)	$(0.14)

Add back: Actual income tax provision	34		63		126		191
Income tax (provision) benefit, assuming a normal tax rate of 40%	1,767		2,164		1,565		2,734
Adjusted net loss (non-GAAP basis)	$(2,651)	$(0.05)	$(3,245)	$(0.07)	$(2,348)	$(0.05)	$(4,100)	$(0.08)

Weighted average number of common shares outstanding on a diluted basis		49,552		49,116		49,532		49,072

GAAP TO NON-GAAP FREE CASH FLOW RECONCILIATION

	For the nine months ended
(in millions)	October 29, 2016	October 31, 2015
Cash flow from operating activities (GAAP basis)(1)	$8.1	$(5.0)
Capital expenditures, infrastructure projects	(5.8)	(8.1)
Free Cash Flow, before DXL capital expenditures	$2.3	$(13.1)
Capital expenditures for DXL stores	(16.0)	(17.3)
Free Cash Flow (non-GAAP basis)	$(13.7)	$(30.4)

2016 FORECAST GAAP TO NON-GAAP RECONCILIATIONS

Projected
Fiscal 2016
(in millions, except per share data)		per diluted share
Net income (loss), GAAP basis	$(4.4)-$0.0
Add back:
Provision for income taxes	0.2
Interest expense	2.9-3.2
Depreciation and amortization	29.9-31.0
EBITDA, non-GAAP basis	$30.0-$33.0

Net income (loss), GAAP basis	$(4.4)-$0.0	$(0.09)-$0.00
Income tax benefit, assuming 40% rate	$(1.8)-$0.0	$(0.04)-$0.00
Adjusted net income (loss), non-GAAP basis	$(2.6)-$0.0	$(0.05)-$0.00
Weighted average common shares outstanding - diluted	49.9

Cash flow from operating activities, GAAP basis	$34.0-$38.0
Capital expenditures, infrastructure projects	(9.4)
Free Cash Flow, before DXL capital expenditures	$24.6-$28.6
Capital expenditures for DXL stores	(20.6)
Free Cash Flow, non-GAAP basis	$4.0-$8.0